38 Corporate Circle Albany, NY 12203	Contact: Trans World Entertainment John J. Sullivan EVP, Chief Financial Officer (518) 452-1242	Contact: MWW Group Peter Gau (pgau@mww.com) (201) 964-2377

www.twec.com		NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES SECOND QUARTER 2007 RESULTS

Albany, NY, August 23, 2007 -- Trans World Entertainment Corporation (Nasdaq: TWMC) today announced total sales decreased 10% to $267.3 million for the second quarter ended August 4, 2007, compared to $298.3 million in the second quarter of 2006. The Company operated, on average, 12% fewer stores during the second quarter of 2007, as compared to the same period last year. Comparable store sales in the second quarter of 2007 decreased 6%. For the second quarter of 2007, the net loss was $10.1 million, or $0.32 per share. Loss before the extraordinary gain for the second quarter of 2006 was $10.2 million, or $0.33 per share. Net loss for the second quarter of 2006 was $7.7 million or $0.25 per share.

“We improved our business in the second quarter, highlighted by a continued strong gross margin and lower expenses,” said Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment. “In addition, our comparable store sales results in every major category of business improved over the first quarter.”

Gross profit as a percentage of sales for the second quarter of 2007 was 36.6% versus 35.6% in the second quarter of 2006. SG&A as a percentage of sales was 39.5% compared to 40.2% last year.

Sales for the twenty-six week period ended August 4, 2007 decreased 6% to $553.6 million, compared to $586.8 million in 2006. Net loss for the twenty-six week period was $19.1 million or $0.62 per share. Loss before extraordinary gain in 2006 was $18.2 million or $0.59 per share. Net loss was $14.8 million, or $0.48 per share, in 2006.

“During the second quarter, we completed the re-branding of our stores to the f.y.e. format, with the exception of 113 Suncoast video only stores, and feel that we are gaining more traction toward becoming the total entertainment retailer of choice,” Mr. Higgins continued. “Given the soft retailing environment, we remain cautious and continue to expect slightly positive earnings for fiscal 2007.”

Trans World Entertainment is a leading specialty retailer of entertainment software, including music, home video and video games and related products. The Company operates over 950 retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, www.secondspin.com, www.samgoody.com and www.suncoast.com.

Certain statements in this release set forth management's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

- table to follow -

TRANS WORLD ENTERTAINMENT CORPORATION
Financial Results

INCOME STATEMENTS:
(in millions, except per share data)
	Thirteen Weeks Ended				Twenty-six Weeks Ended
	August 4,	% to	July 29,	% to	August 4,	% to	July 29,	% to
	2007	Sales	2006	Sales	2007	Sales	2006	Sales

Sales	$ 267.3		$ 298.3		$ 553.6		$ 586.8

Cost of sales	169.3	63.4%	192.1	64.4%	351.3	63.5%	380.1	64.8%
Gross profit	98.0	36.6%	106.2	35.6%	202.3	36.5%	206.7	35.2%

Selling, general and
administrative expenses	105.7	39.5%	119.8	40.2%	215.2	38.8%	225.3	38.4%

Depreciation and amortization	9.2	3.5%	9.1	3.0%	18.4	3.3%	17.7	3.0%
Loss from operations	(16.9)	-6.4%	(22.7)	-7.6%	(31.3)	-5.6%	(36.3)	-6.2%

Other income	(0.1)	-0.1%	(3.6)	-1.2%	(0.1)	0.0%	(4.0)	-0.7%

Interest expense	1.8	0.7%	1.5	0.5%	3.2	0.6%	2.4	0.4%

Loss before income taxes and extraordinary
gain - unallocated negative goodwill	(18.6)	-7.0%	(20.6)	-6.9%	(34.4)	-6.2%	(34.7)	-5.9%
Income tax benefit	(8.5)	-3.2%	(10.4)	-3.5%	(15.3)	-2.7%	(16.5)	-2.8%

Loss before extraordinary gain -
unallocated negative goodwill	(10.1)	-3.8%	(10.2)	-3.4%	(19.1)	-3.5%	(18.2)	-3.1%
Extraordinary gain - unallocated negative
goodwill, net of income taxes	-	0.0%	2.5	0.8%	-	0.0%	3.4	0.6%

NET LOSS	$ (10.1)	-3.8%	$ (7.7)	-2.6%	$ (19.1)	-3.5%	$ (14.8)	-2.5%

Basic and diluted loss per common share:
Loss per share before extraordinary gain -
unallocated negative goodwill	$ (0.32)		$ (0.33)		$ (0.62)		$ (0.59)

Extraordinary gain - unallocated negative
goodwill, net of income taxes	-		0.08		-		0.11

Basic and diluted loss per share	$ (0.32)		$ (0.25)		$ (0.62)		$ (0.48)

Weighted average number of
common shares outstanding - basic and diluted	31.1		30.8		31.0		30.7

SELECTED BALANCE SHEET CAPTIONS:					August 4,		July 29,
(in millions, except store data)					2007		2006

Cash and cash equivalents					$ 13.3		$ 18.2
Merchandise inventory					474.8		505.5
Fixed assets (net)					125.8		135.7
Accounts payable					166.5		191.3
Borrowings under line of credit					61.8		40.7
Long-term debt, less current portion					14.4		17.7

Stores in operation					963		1,091